Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Report of Independent Registered Public Accounting Firm dated January 23, 2023 relating to the consolidated financial statements of Arrived Homes 3, LLC, which comprise the consolidated balance sheet as of January 10, 2023 and the related consolidated statements of comprehensive income, changes in member’s equity, and cash flows for the period January 4, 2023 (date of inception) through January 10, 2023, and the related notes to the consolidated financial statements.

/s/ Morison Cogen LLP

Blue Bell, PA
January 23, 2023